Exhibit 99.1

Grainger Announces Appointments of Chief Financial Officer and President of Grainger Business Unit

CHICAGO, January 12, 2020 – Grainger (NYSE: GWW), the leading broad line supplier of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced the following executive leadership appointments:

•	Deidra (Dee) Merriwether, currently Senior Vice President (SVP) and President, North American Sales and Services, has been named Chief Financial Officer.

•	Paige Robbins, currently SVP, Chief Technology, Merchandising, Marketing and Strategy Officer, has been named SVP and President of the Grainger Business Unit, comprised of Grainger businesses in the United States, Canada, Mexico and Puerto Rico.

“Dee is a proven executive with a track record of delivering profitable growth,” said DG Macpherson, Chairman and Chief Executive Officer of Grainger. “Her financial expertise and deep understanding of Grainger’s business operations will serve the company well as we execute our strategy and expand our leadership position. I would also like to thank Rob O’Keef for serving as our interim CFO and the entire Grainger finance team for leading through a smooth transition. Rob will resume his role as Vice President and Treasurer.”

The Grainger Business Unit will merge all commercial functions for the Grainger brand in North America into a single organization. This new structure will help drive profitable share gain and exceptional customer solutions across geographies.

“We keep the world working when we truly understand our customers’ needs and provide solutions that keep their operations running, protect their people, and save them time and money,” said Macpherson. “Integrating our sales, services and solutions functions into one business unit will help Grainger better support our customers with quicker, more coordinated decisions.

“Paige is well-positioned to lead the Grainger Business Unit, bringing a strategic mindset and operational experience to the role,” continued Macpherson. “Since joining Grainger, Paige has made significant contributions to the company, first as the head of our Global Supply Chain function, and most recently leading Grainger’s Technology, Merchandising, Marketing and Strategy functions. In each position, she delivered strong operational results and put the customer first.”

Merriwether and Robbins will assume their new roles effective immediately.

About Deidra Merriwether

Deidra (Dee) Merriwether joined Grainger in 2013 as head of North America Finance. In 2017, she became head of U.S. Direct Sales and Pricing, leading the development and implementation of Grainger’s new pricing strategy, and reinvigorating the company’s relationships with large and medium customers throughout the United States. In 2020, she was named SVP and President, North American Sales & Services, where she has been responsible for Grainger’s sales, solutions and customer engagement strategies across North America. Prior to joining Grainger, Merriwether worked in various roles with Sears Holdings, PricewaterhouseCoopers and Eli Lilly, where she delivered consistent top quartile performance. She currently serves on the board of directors of Weyerhaeuser Company, one of the world’s largest timberlands operators, as well as the Ann and Robert H. Lurie Children’s Hospital of Chicago.

About Paige Robbins

Paige Robbins joined Grainger in 2010 and, during her tenure, she has led the Global Supply Chain, Branch Network, Customer Service Centers, Corporate Strategy, Marketing, Merchandising and the Grainger Technology Group. Prior to joining Grainger, Robbins served as Partner and Managing Director at the Boston Consulting Group (BCG), where she specialized in industrial companies. At BCG, she helped her clients on a range of issues including growth, customer segmentation, pricing, profit improvement, supply chain and merger and acquisition strategies.

About Grainger

W.W. Grainger, Inc., with 2019 sales of $11.5 billion, is North America's leading broad line supplier of maintenance, repair and operating (MRO) products, with operations primarily in North America, Japan and Europe.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are "forward-looking statements" which are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control and could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from those presented or implied in the forward- looking statements include: the unknown duration and impacts of the global outbreak of the coronavirus disease 2019; a major loss of customers; loss or disruption of sources of supply; failure to develop or implement new business strategies; the company's responses to market pressures; the outcome of pending and future litigation or other proceedings; government contract matters; disruption of information technology or data security systems; general industry, economic, market or political conditions; general global economic conditions; facilities disruptions or shutdowns; natural and other catastrophes; loss of key members of management; and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise them, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Sr. Manager, Investor Relations

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